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                                                                    EXHIBIT 12.2



                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (In thousands, except ratios)
                                  (Unaudited)

                                                          Nine Months
                                                             Ended
                                                       September 30, 1994
                                                       ------------------
Earnings:
  Income before income taxes                               $ 37,993

  Adjustments:
    Net interest expense (1)                                    905
    Amortization of capitalized
      interest                                                1,445
    Portion of rental expense
      representative of interest                                589
    Undistributed income of less
      than 50% owned entities                               (11,409)
                                                           --------
                                                           $ 29,523
                                                           ========
Fixed Charges:
  Net interest expense (1)                                      905
  Preferred stock dividends (2)                              11,859
  Capitalized interest                                       16,890
  Portion of rental expense
    representative of interest                                  589
                                                           --------
                                                           $ 30,243
                                                           ========

Ratio of earnings to combined fixed
  charges and preferred stock dividends (3)                    0.98
                                                           ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
(2) Reflects actual preferred stock dividends without an adjustment for pretax earnings which would be required to cover such dividend requirements due to a tax benefit recognized in the period.
(3) The ratio is less than 1.0:1 due to the $27.1 million of non-cash charges related to environmental obligations discussed in Note 5 of Item 1. The amount of the coverage deficiency is $0.7 million.